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                                                                      EXHIBIT 9

                         [LETTERHEAD OF WILLIAM BLAIR]

                                                               February 1, 1997

Kysor Industrial Corporation
One Madison Avenue
Cadillac, MI 49601-9785

Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the shareholders (other than Scotsman Industries, Inc. or any of its affiliates) (collectively the "Shareholders") of Kysor Industrial Corporation (the "Company") of the consideration to be received pursuant to the terms of the Agreement and Plan of Merger to be dated as of February 2, 1997 (the "Merger Agreement") by and among, Scotsman Industries Inc., ("Scotsman") an indirect wholly-owned subsidiary of Scotsman and the Company. The terms of the Merger Agreement contemplate the acquisition of the Company by an indirect wholly-owned subsidiary of Scotsman by means of a tender offer at $43.00 per share for all outstanding shares of the Company (the "Consideration"). Simultaneously with entering into the Merger Agreement, the company will enter into an Asset Purchase Agreement to be dated as of February 2, 1997 (the "Asset Purchase Agreement") with Kuhlman Corporation providing for the sale of the Company's transportation products group to a wholly-owned subsidiary of Kuhlman Corporation for $86 million and the assumption of certain liabilities associated with the transportation products group.

  In connection with our review of the proposed transaction (the "Transaction") and the preparation of our opinion herein, we have examined:
(a) a draft of the Merger Agreement and a draft of the Asset Purchase Agreement; (b) audited financial statements of the Company for each of the four fiscal years ended December 31, 1995; (c) the unaudited financial statements of the Company for the year ended December 31, 1996; (d) certain internal financial information and forecasts for the Company, prepared by management of the Company; and (e) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, and have considered other matters which we have deemed relevant to our inquiry.

  Although we have no reason to believe that any of the financial or other information on which we have relied is not accurate or complete, we have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent appraisal of the assets of the Company. With respect to financial forecasts, we have assumed that such forecasts have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the Company's management, as the case may be, as to the respective future financial performance of the Company. Our opinion herein is based upon circumstances existing and disclosed to us and can be evaluated as of February 1, 1997.

  In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.

  In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including (a) historical revenues, operating earnings, operating cash flows, net income and capitalization, as to the Company and certain publicly held companies; (b) the current financial position and results of operations of the Company; (c) the historical market prices and trading volume of the Common Stock of the Company; (d) financial information concerning selected actual and proposed business combinations which we believe to be relevant; and (e) the general condition of the securities markets. We were not requested to, nor did we, seek alternative participants for the proposed Transaction. William Blair has in the past and may in the future render investment banking services to Scotsman.

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  William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee and indemnify us against certain liabilities.

  Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Shareholders of the Company.

                                          Very truly yours,

                                          /s/ William Blair & Company, L.L.C.
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                                          WILLIAM BLAIR & COMPANY, L.L.C.